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                                                                       Exhibit e

                        SCUDDER MULTI-MARKET INCOME TRUST

                   AMENDED AND RESTATED DIVIDEND REINVESTMENT
                             AND CASH PURCHASE PLAN

                                  APRIL 1, 2002

     1. PARTICIPATION. Shareholders of record of Scudder Multi-Market Income Trust (the "Fund") other than brokers or nominees may elect to be included in the Dividend Reinvestment and Cash Purchase Plan (the "Plan") and shareholders who so elect will be deemed to have appointed the plan agent for the Fund and any successor plan agent ("Plan Agent") as their agent and as agent for the Fund under the Plan.

     2. DIVIDEND INVESTMENT ACCOUNT. The Fund's transfer agent and dividend disbursing agent for the Fund's common shares of beneficial interest (the "Shares") or its delegate ("Transfer Agent") will establish a Dividend Investment Account (the "Account") for each shareholder participating in the Plan. Transfer Agent will credit to the Account of each participant funds it receives from the following sources: (a) cash dividends and capital gains distributions paid on Shares of the Fund registered in the participant's name on the books of the Fund; (b) cash dividends and capital gains distributions paid on Shares registered in the name of Transfer Agent but credited to the participant's Account; and (c) voluntary cash contributions made pursuant to paragraph 4 hereof. Sources described in clauses (a) and (b) of the preceding sentence are hereinafter called "Distributions."

     3. INVESTMENT OF DISTRIBUTION FUNDS HELD IN EACH ACCOUNT. If, on the record date for a Distribution (the "Record Date"), Shares are trading at a discount from net asset value per Share (according to the evaluation most recently made on Shares of the Fund), funds credited to a participant's Account will be used to purchase Shares (the "Purchase"). Plan Agent will attempt, commencing five
(5) days prior to the Payment Date and ending at the close of business on the Payment Date ("Payment Date" as used herein shall mean the last business day of the month in which such Record Date occurs), to acquire Shares in the open market. If and to the extent that Plan Agent is unable to acquire sufficient Shares to satisfy the Distribution by the close of business on the Payment Date, the Fund will issue to Plan Agent Shares valued at net asset value per Share (according to the evaluation most recently made on Shares of the Fund) in the aggregate amount of the remaining value of the Distribution. If, on the Record Date, Shares are trading at a premium over net asset value per Share, the Fund will issue on the Payment Date, Shares valued at net asset value per Share on the Record Date to Transfer Agent in the aggregate amount of the funds credited to the participants' accounts. All cash contributions to a participant's Account made pursuant to paragraph 4 hereof will be invested in Shares purchased in the open market.

     4. VOLUNTARY CASH CONTRIBUTIONS. A participant may from time to time make voluntary cash contributions to his Account by sending to Transfer Agent a check or money order, payable to Transfer Agent, in a minimum amount of $100 with appropriate accompanying instructions. (No more than $500 may be contributed per month.) Transfer Agent will inform Plan Agent of the total funds available for the purchase of Shares and Plan Agent will use the

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funds to purchase additional Shares for the participant's Account the earlier of: (a) when it next purchases Shares as a result of a Distribution or (b) on or shortly after the first day of each month and in no event more than 30 days after such date except when temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities laws. Cash contributions received more than fifteen calendar days or less than five calendar days prior to a Payment Date will be returned uninvested. Interest will not be paid on any uninvested cash contributions. Participants making voluntary cash investments will be charged a $.75 service fee for each such investment and will be responsible for their pro rata share of brokerage commissions.

     5. ADJUSTMENT OF PURCHASE PRICE. The Fund will increase the price at which Shares may be issued under the Plan to 95% of the fair market value of the Shares on the Record Date if the net asset value per Share of the Shares on the Record Date is less than 95% of the fair market value of the Shares on the Record Date.

     6. DETERMINATION OF PURCHASE PRICE. The cost of Shares and fractional Shares acquired for each participant's Account in connection with a Purchase shall be determined by the average cost per Share, including brokerage commissions as described in Paragraph 7 hereof, of the Shares acquired by Plan Agent in connection with that Purchase. Shareholders will receive a confirmation showing the average cost and number of Shares acquired as soon as practicable after Agent has received or Plan Agent has purchased Shares. Transfer Agent may commingle the cash in a participant's account with similar funds of other participants of the Fund for whom Plan Agent acts as agent under the Plan.

     7. BROKERAGE CHARGES. There will be no brokerage charges with respect to Shares issued directly by the Fund as a result of Distributions. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to Plan Agent's open market purchases in connection with the reinvestment of Distributions as well as from voluntary cash contributions. With respect to purchases from voluntary cash contributions, Plan Agent will charge a pro rata share of the brokerage commissions. Brokerage charges for purchasing small amounts of Shares for individual Accounts through the Plan can be expected to be less than the usual brokerage charges for such transactions, as Plan Agent will be purchasing Shares for all participants in blocks and prorating the lower commission thus attainable.

     8. SERVICES CHARGES. There is no service charge by Transfer Agent or Plan Agent to shareholders who participate in the Plan other than service charges specified in Paragraphs 4 and 12 hereof. However, the Fund reserves the right to amend the Plan in the future to include a service charge.

     9. TRANSFER OF SHARES HELD BY AGENT. Transfer Agent will maintain the participant's Account, hold the additional Shares acquired through the Plan in safekeeping and furnish the participant with written confirmation of all transactions in the Account. Shares in the Account are transferable upon proper written instructions to Transfer Agent. Upon request to Transfer Agent, a certificate for any or all full Shares in a participant's Account will be sent to the participant. Transfer Agent will forward to each participant any proxy solicitation material and any such shares will be voted only in accordance with proxies returned to the Fund.


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     10. SHARES NOT HELD IN SHAREHOLDER'S NAME. Beneficial owners of Shares that are held in the name of a broker or nominee will not be automatically included in the Plan and will receive all distributions in cash. Such shareholders should contact the broker or nominee in whose name their Shares are held to determine whether and how they may participate in the Plan.

     11. AMENDMENTS. These terms and conditions may be amended by the Fund at any time or times but, only by mailing to each participant appropriate written notice at least 90 days prior to the effective date thereof except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority in which case such amendment shall be effective as soon as practicable. The amendment shall be deemed to be accepted by each participant unless, prior to the effective date thereof, Plan Agent receives notice of the termination of such participant's account under the Plan in accordance with the terms hereof. The Plan may be terminated by the Fund.

     12. WITHDRAWAL FROM PLAN. Shareholders may withdraw from the Plan at any time by giving Transfer Agent a written notice. If the proceeds are $100,000 or less and the proceeds are to be payable to the shareholder of record and mailed to the address of record, a signature guarantee normally will not be required for notices by individual account owners (including joint account owners), otherwise a signature guarantee will be required. In addition, if the certificate is to be issued or sent to anyone other than the registered owner(s) at the address of record, a signature guarantee will be required on the notice. A notice of withdrawal will be effective for the next Distribution following receipt of the notice by the Transfer Agent provided the notice is received by the Transfer Agent at least ten (10) calendar days prior to the Record Date for the Distribution. When a participant withdraws from the Plan, or when the Plan is terminated in accordance with Paragraph 11 hereof, the participant will receive a certificate for full Shares in the Account, plus a check for any fractional Shares based on market price; or if a participant so desires, Transfer Agent will notify Plan Agent to sell participant's Shares in the Plan and send the proceeds to the participant, less brokerage commissions and a $2.50 service fee.


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